Exhibit 10.17

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

MASTER AGREEMENT FOR THE MANUFACTURE, PACKAGING AND SUPPLY OF PRODUCTS

THIS AGREEMENT is made on the 7th day of August, 2017 between ALMAC PHARMA SERVICES LIMITED, (No. NI45055) whose registered office is at Almac House, 20 Seagoe Industrial Estate, Craigavon, BT63 5QD, Northern Ireland (“ALMAC”); and NABRIVA THERAPEUTICS IRELAND DAC, having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (the “Client”)

WHEREAS: Client sells and supplies certain pharmaceutical products to third parties and the Client wishes to engage ALMAC to manufacture and/or pack and or/store and supply the Client with the Products and ALMAC has agreed to provide Services (defined below) including but not limited to manufacture, packaging, storage, analysis and release and supply of the Products to the Client, and the Client has agreed to purchase, the Products on the terms of this Agreement.

IT IS NOW AGREED AS FOLLOWS:

1.                                          DEFINITIONS

1.1                                   In this Agreement unless the context otherwise requires:

“Affiliate” means, with respect to a party, any company or business entity which controls, is controlled by, or is under common control with such party.  For the purpose of this definition “control” means direct or indirect beneficial ownership of at least fifty per cent (50%) of the issued share capital with voting rights in such company or business entity;

“ALMAC’s Facility” shall mean ALMAC’s facility situated at Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA, or, to the extent approved in advance by Client, such other place at which ALMAC or its sub-contractors (if applicable and as agreed between ALMAC and Client), may from time to time provide the Services;

“Applicable Appendix” shall mean the proforma quotation, proposal or proforma invoice attached hereto at Schedule 1;

“Applicable Laws” shall mean all applicable rules, regulations and laws of the United States and European Union including, where relevant to the Services performed pursuant to an Applicable Appendix, cGMP

“Business Day” means 9.00 am to 5.00 pm GMT on any Monday to Friday, excluding public holidays and bank holidays in the United Kingdom, Northern Ireland, and United States of America (and/or Pennsylvania);

“Certificate of Analysis” means documentation providing a record of analytical testing data, provided and properly certified by a Qualified Person, stating and confirming that the Product to be provided by ALMAC or Free Issue Material to be provided by Client to which such documentation refers has been tested to, and complies with the relevant release specification for the Product or Free Issue Material (as appropriate);

“Certificate of Conformity” means documentation signed by a Qualified Person, which will include a statement that the Product has been manufactured, packaged, tested, and stored according to the terms of cGMP, and the Specifications;

“cGMP” means current Good Manufacturing Practice of the pharmaceutical industry standards for the EMA in the European Union (more particularly described in directive 2003/94/EC of 8 Oct 2003) and the FDA in the United States of America (more particularly described in the Code of Federal Regulations 21 CFR Parts 210 and 211 cGMPs) relating to product description, manufacturing processes, quality control, packaging instructions, specifications, and guidelines relating to the manufacture, testing, analysis, packaging, and storage of medicinal products and any subsequent updates to such directives, regulations or guidelines;

“Claims” means any and all claims, demands, suits, Losses (as hereinafter defined), liability, damage, fines, expenses and costs (including without limitation attorney’s fees and expenses and settlement costs) arising from any cause of action brought by any party (including without limitation either Party and/or a Third Party or Third Parties), whether in contract, tort (including, without limitation, negligence) warranty, strict liability, product liability, statutory duty or otherwise;

“Competent Authority” means any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of any government or any country in the agreed Territory, including, but not limited to, the FDA, the EMA, the European Commission and the European Court of Justice;

“Confidential Information” means all information whether commercial, financial, technical, operational or otherwise in any format, disclosed by one Party to the other Party in connection with this Agreement that is either marked or designated as confidential or proprietary or would be readily recognized as such by a reasonable person working in the area of pharmaceutical manufacturing, in each case whether disclosed orally in documentary form, by documentation or otherwise (including information obtained visually during site visits to either party) and including the terms of this Agreement;

“Effective Date” means the date of this Agreement or the commencement date of the Services whichever is earlier;

“EU” means the European Union;

“EMA” means the European Medicines Agency and any successor entity thereto;

“EXW” shall mean “Ex works”, as that term is defined in INCOTERMS 2010, in accordance with Section 4 of this Agreement;

“FDA” means the United States’ Food and Drug Administration and any successor entity thereto;

“Free Issue Materials” means the intermediate products or materials, manufactured to cGMP, to be supplied by the Client to ALMAC free of charge for the purposes of this Agreement and as described in the Applicable Appendix (as may be amended by the mutual agreement of the Parties) together with the respective Certificate of Analysis for each batch;

“Intellectual Property Rights” means any and all trade marks, rights in designs, get-up, trade, business or domain names, copyrights, future copyrights, patents, rights in databases (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know how, trade secrets and other confidential information and all other intellectual property rights of a similar or corresponding nature which may now or in the future subsist in any part of the world;

“Manufacturing and Packaging Instructions” means the full descriptions and instructions relating to the processes, formulae and quality standards to be observed by ALMAC in the manufacture, testing, packaging, release, and storage of the Products, as provided by the Client and as set out in the Technical Agreement;

“Marketing Authorisation” means the licence granted by a Competent Authority relating to each country of the Territory permitting manufacture, supply, importation, distribution, marketing and sale of the Products in the Territory;

“Minimum Annual Revenue” means the minimum annual spend (excluding materials and pass through costs) by Client on Services relating to the manufactured Products (at any scale including any process validation batches) which are to be sold in any given Year of this Agreement (as detailed in Schedule 2, as may be amended from time to time by written agreement of the Parties);

“Packaging Materials” means those printed and unprinted materials used in the packaging of the Products, the specification for which is set out in the Manufacturing and Packaging Instructions, which in the case of printed materials shall bear the Client’s and/or Product’s text, trademark and livery, to be obtained by ALMAC and the cost of which shall be included in the prices set out in the Applicable Appendix as may be amended from time to time by written agreement of the Parties;

“Party” means a party to this Agreement;

“Products” means the products described in the Applicable Appendix, which are the subject of the Services to be supplied by ALMAC to the Client on the terms of this Agreement and in accordance with the Technical Agreement;

“Purchase Order” means a formal document in written form issued by the Client to ALMAC containing a firm instruction to manufacture, package, test, store, and/or release the Products giving the following:

•                                purchase order number;

•                                Product identity;

•                                quantity required;

•                                contract price;

•                                delivery date required;

•                                delivery address required; and

•                                invoice address.

“Qualified Person” has the meaning ascribed to it under Article 48 of Directive 2001/83/EC, in relation to the production of human medicines, and Article 52 of Directive 2001/82/EC, in relation to the production of veterinary medicines;

“Raw Materials” means the materials, including the Packaging Materials but excluding the Free Issue Materials, used in the manufacture of the Products, the specifications for which are set out in the Specification, to be obtained by ALMAC and the cost of which shall be included in the prices set out in the Applicable Appendix as may be amended from time to time by written agreement of the Parties;

“RPI” means the “all items” General Index of Retail Prices in the United Kingdom published by the Office for National Statistics or any successor ministry or department;

“Services” means the manufacturing, packaging, storage, analysis, and/or release services that ALMAC agrees to perform pursuant to Section 2.1 hereof in connection with the Products;

“Specification” means the written specifications for the manufacture, testing, packaging, release, and storage of the Products as prepared and delivered by the Client, as set out in the Technical Agreement from time to time;

“Technical Agreement” means the separate agreement to be entered into between the Parties which describes the quality assurance requirements for Services under this Agreement and which shall form part of this Agreement, as may be amended by the Parties from time to time;

“Territory” means the United States of America and Europe or such other territory as may be agreed by the Parties in writing from time to time, such agreement not to be unreasonably withheld;

Third Party” shall mean a party other than ALMAC, Client, or their respective Affiliates, officers, directors, employees, agents and representatives;

“US” means the United States of America;

“Year” means the period of twelve (12) calendar months from and including the Effective Date, and each subsequent period of (12) calendar months during the continuance of this Agreement;

1.2                                   A reference to the singular includes the plural and vice-versa.

2.                                          PROVISION OF THE SERVICES

2.1                                   In accordance with the terms and conditions of this Agreement, ALMAC shall (where applicable):

(a)                              procure the Raw Materials in such quantities needed to satisfy its obligations under this Agreement and inspect all such Raw Materials to ensure that they satisfy the requirements of this Agreement and the Technical Agreement;

(b)                              provide the Services at ALMAC’s Facility in accordance with cGMP and the Specifications;

(c)                               test and/or arrange for the testing of each batch of the Products in accordance with the Technical Agreement;

(d)                              release and/or arrange for the release of each batch of the Products by a Qualified Person in accordance with the Technical Agreement such that that batch may be invoiced and despatched from ALMAC;

(e)                               supply and deliver the Products to the Client in accordance with Section 4 below;

(f)                                provide and maintain the appropriate personnel, equipment, tooling, and plant necessary to enable ALMAC to provide the Services in accordance with the Technical Agreement and all other relevant information supplied to ALMAC by the Client herein. For the avoidance of doubt, the cost of any change parts, tooling or equipment required specifically for the Products (and any subsequent replacement thereof) shall be listed in the Applicable Appendix;

(g)                               seek and maintain any necessary permit(s) and/or licence(s) as appropriate (with the assistance of the Client, where applicable) such that ALMAC may manufacture, supply, package, release, test, and store the Products in accordance with the Technical Agreement for the duration of this

Agreement.  For the avoidance of doubt, any costs related exclusively to Products incurred by ALMAC in this activity shall be for the account of the Client;

(h)                              not engage additional subcontractors to perform any aspect of the Services without Client’s prior written approval; and

(i)                                  keep accurate and complete records of the Services performed hereunder; retain such records for a period of [**] following the date of Product expiry, or longer if required by Applicable Laws, after which time such records shall be transferred to Client; and use commercially reasonable efforts to maintain such records in a manner that avoids cross-reference to any Third Party confidential information, so as to facilitate Client’s audit and/or use of any such records.

2.2                                   In accordance with the terms and conditions of this Agreement, the Client shall:

(a)                              manufacture or procure the manufacture of the Free Issue Materials in accordance with cGMP;

(b)                              deliver the Free Issue Materials, DDP in accordance with Incoterms 2010 Edition, to ALMAC’s Facility, together with a corresponding Certificate of Analysis, free of any cost or expense to ALMAC, at least [**] days prior to the intended date of supply of Products, as specified in the relevant Purchase Order, in such quantities in order to enable ALMAC to provide the Services against the Client’s Purchase Orders. For purposes of the preceding sentence, delivery of the Free Issue Material to ALMAC shall be deemed to occur upon delivery of such Free Issue Material to ALMAC’s Facility and receipt by ALMAC of the applicable Certificate of Analysis;

(c)                               provide to ALMAC on a monthly basis a rolling forecast of its anticipated schedule of deliveries of Free Issue Materials to ALMAC’s Facility for the following [**] months and shall use all reasonable endeavours to ensure that deliveries of Free Issue Materials are in accordance with Section 2.2(b) above and correspond with the Client’s demand for Products as evidenced by the Initial Forecast or Rolling Forecast (as appropriate), subject to the further terms and conditions set forth in Section 3;

(d)                              purchase such quantities of the Products as ordered by it pursuant to each Purchase Order;

(e)                               at ALMAC’s request, provide ALMAC with accurate information concerning the Free Issue Materials and the Products and their intended use by the Client that are relevant to ALMAC’s performance of its obligations under this Agreement.  The Client shall ensure that all technical information supplied to ALMAC (including information contained in the Technical Agreement) is consistent with the Marketing Authorisation;

(f)                                to the extent permitted by Applicable Laws, give full details to ALMAC of any complaint received by the Client in regard to the manufacturing, packaging, testing, release, or storage of Products and discuss the appropriate response to the complaint with ALMAC and where appropriate, ALMAC shall discuss and assist the Client with the details of any Product recall programme in the Territory; and

(g)                               seek any necessary variations of its Marketing Authorisation in the Territory (with the assistance of ALMAC, where applicable) in respect of the Products such that ALMAC may provide the Services for the duration of this Agreement.  For the avoidance of doubt, any costs incurred by ALMAC in providing such assistance shall be for the account of the Client.

2.3                                   Packaging Materials

(a)                              The Client will be responsible, at its own expense, for supplying ALMAC with digital artwork necessary to enable ALMAC to supply Products fully finished ready for sale by the Client, incorporating the Client’s trademark(s), livery, and text.  The Client will also be responsible for the cost of proofing and of production of any printing plates required by ALMAC to assemble, package and supply the Products and for the approval of final proofs generated by the printer.

(b)                              The Client shall give ALMAC at least [**] months’ written notice of its requirements under Section 2.3(a) above, such notice to include the final approved printer proofs, incorporating the Client’s artwork, to enable ALMAC to obtain Packaging Materials with such markings. The period of notice required shall apply in respect of the markings required for the first delivery of the Products and to any change, for whatever reason, in the required markings occurring during the term of this Agreement.

(c)                               In the event of a change in Client’s purchasing or operational requirements necessitating a change in the Packaging Materials or Raw Materials, or any other change in Packaging Materials or Raw Materials that are requested by the Client, the Client shall bear the cost to ALMAC of the unused Packaging Materials or Raw Materials that are rendered obsolete by such change, and any assembled quantities of the Products assembled in accordance with the Client’s Purchase Orders or the next [**] months of the Rolling Forecast demand.

3.                                          FORECASTING AND ORDERING

3.1                                   Initial Forecast

On or before the Effective Date the Client shall provide to ALMAC a non-binding forecast of the Client’s anticipated monthly requirement for the Products for the following [**] months (the “Initial Forecast”).  Almac will be permitted to place orders on its suppliers for the Packaging Materials or Raw Materials in line with the requirements forecast for the first [**] months.

3.2                                   Rolling Forecast

The Client shall provide to ALMAC, in continuation of the Initial Forecast, an updated forecast of demand for the following [**] months, submitted on a monthly basis (“Rolling Forecast”).  The quantities indicated in the Rolling Forecast for the first [**] calendar months ahead of the current one shall constitute firm quantities (the “Binding Portion”), against which the Client shall issue Purchase Orders.  The quantities indicated in the Rolling Forecast for the remaining [**] calendar months shall be considered an estimate of future requirements and shall be non-binding except in so far that ALMAC will be permitted to place orders on its suppliers for the Packaging Materials or Raw Materials in line with the requirements forecast for the first [**] months of the Rolling Forecast.

3.3                                   Purchase Orders

(a)                              The Client shall provide ALMAC with Purchase Orders not less than [**] days prior to the required delivery date for Product to be provided as bulk tablets and [**] days prior to the required delivery date for Product to be provided as packaged tablets.  Upon receipt of the Purchase Orders, ALMAC shall review and confirm in writing acceptance or otherwise of the Purchase Order within [**] days from receipt.  Any rejection of a Purchase Order shall be accompanied with a written explanation of the grounds for rejection.

(b)                              Specific arrangements for the volume and timing of supply of the Products may be agreed in advance in writing between the Parties from time to time, including (without prejudice to the generality of the foregoing) arrangements to deal with promotional activity being conducted by the Client, at its own expense, in respect of the Products. Any additional costs to support such arrangements will be agreed in advance with the Client.

(c)                               Subject to the supply of Free Issue Materials by the Client, ALMAC shall at all times use all reasonable endeavours to supply and to ensure that it is able at all times to fulfil Purchase Orders for Products on time that are reasonably placed upon it by the Client.  The Client shall use all reasonable endeavours when placing Purchase Orders with ALMAC to ensure that the Purchase Orders correspond with the anticipated requirements set out in the forecasts referred to in Sections 3.1 and/or 3.2 above.

(d)                              In the event that the Client fails to deliver Free Issue Materials to ALMAC in not less the [**] days for Product to be provided as bulk tablets and one hundred and in not less than [**] days for Product to be provided as packaged tablets prior to the required date of supply of Products (pursuant to Section 2.2 (b) above), both Parties shall discuss the revised timelines for delivery of the Product and ALMAC shall use commercially reasonable efforts to supply the Product within the revised timelines.

In the event that a Purchase Order is rescheduled or cancelled pursuant to this Section 3.3(d) any reasonable substantiated costs incurred by ALMAC due to loss or delay in manufacture, shall be charged to the account of the Client.

(e)                               If for any reason ALMAC believes that it is or is likely to be unable to fulfil all or any part of any Purchase Order made by the Client for the Products, it shall promptly inform the Client in writing of this belief. Under the terms of this Section 3.3(e), if ALMAC is unable to fulfil a Purchase Order within [**] days of the scheduled delivery date, the Client will meet with ALMAC to reschedule the delivery date for such Purchase Order and ALMAC will use all reasonable endeavours to reschedule such date and deliver in accordance with the same.

4.                                          DELIVERY

4.1                                   Delivery of the Products from ALMAC to Client shall be made EXW ALMAC’s Facility. Delivery shall be made at such time as the Products are placed at the disposal of the Client at ALMAC’s Facility.  If requested by Client, ALMAC shall assist Client in arranging shipment of the Product to Client or Client’s designated location in accordance with Client’s instructions and at Client’s risk and expense.  All shipments will be subject to the standard terms and conditions of the selected courier and ALMAC shall have no liability to Client for any loss, damage or delay in a shipment attributable to the selected courier or any Third Party.

4.2                                   Provided ALMAC has used all reasonable endeavours to arrange delivery of Products on the date specified in the Purchase Order, ALMAC shall not be liable for any loss of any nature occasioned by any delay in delivery.  Time of delivery shall not be of the essence.

4.3                                   Delivery of the Products shall be made together with a Certificate of Analysis and a Certificate of Conformity for the Products, plus the relevant batch documentation as required for release and in accordance with the Technical Agreement, unless otherwise agreed between the Parties from time to time. For the first three (3) batches of Product ALMAC shall provide to the Client full batch documentation for the Products delivered.  Thereafter, the Parties shall agree a reasonable level of assistance to be provided by ALMAC to the Client in respect of the provision of batch documentation.

4.4                                   If Client causes any delay to ALMAC’s provision of the Services, for reasons within Client’s control including but not limited to delay in providing information requested by ALMAC or a delay in the delivery of any Free Issue Materials or Raw Materials, ALMAC shall be entitled to charge the Client for any reasonable, substantiated costs arising as a result of such delay, including non-cancellable expenses and lost capacity, which cannot, with reasonable endeavours, be substituted with (an) alternative project(s). In any event, ALMAC shall use commercially reasonable efforts to minimize any such costs and shall provide Client with an itemized invoice detailing its calculation of such costs.

4.5                                   Notwithstanding section 4.1 above, risk of loss and title to the Raw Materials, Free Issue Materials (including Free Issue Materials contained in Products or in-process steps) and Products shall remain with Client at all times.  Notwithstanding the foregoing, ALMAC shall be liable for any loss in the Raw Materials, Free Issue Materials (including Free Issue Materials contained in Products or in-process steps) or Products to the extent that such loss is caused by ALMAC’s gross negligence or willful misconduct whilst the Raw Materials, Free Issue Materials (including Free Issue Materials contained in Products or in-process steps) and Products are on Almac’s premises in which case Almac’s liability shall be limited to the total value of the applicable Purchase Order (excluding materials and pass through costs).

4.6                                   Client will prepare, obtain, and maintain all necessary import and export registrations relating to the Product.

5.                                          CHARGES AND PAYMENT TERMS

5.1                                   In consideration of ALMAC’s provision of the Services under this Agreement, the Client shall pay to ALMAC the charges set out in Applicable Appendix.  Such payment will be made in full within [**] days after the date of the invoice being issued to Client. Except as provided otherwise in the Applicable Appendix, all sums payable under this Agreement are exclusive of any applicable levy or taxes.

5.2                                   Where any undisputed payment due under this Section 5 has not been made by [**] days after the due date, ALMAC reserves the right to suspend the Services until all outstanding amounts have been paid.

5.3                                   The Parties shall meet prior to the end of each Year to renegotiate in good faith the charges set out in Applicable Appendix. At such meeting the Parties shall discuss and agree on adjustments (which, for clarity, may be increases or decreases) to such charges to accommodate:

(a)                              any increase/decrease in the costs of the Services resulting from increases/decreases in labour, Raw Materials, administrative costs, increases/decreases in the costs of any and all activities sub-contracted, or as a result of statutory changes which materially affect the Products or their cost; and

(b)                                any increase/decrease in the RPI during the period of twelve (12) months preceding the month in which the Parties meet to review the charges pursuant to this Section 5.3.

(c)                                  any change in volume demand, batch size, yield, and/or manufacturing efficiency for the Products.

In the event that any such adjustments to such charges are agreed, the Applicable Appendix shall be amended accordingly and the revised charges implemented. Unless otherwise agreed in writing, any such adjustments shall apply to Product orders going forward and shall not affect orders made by Client prior to mutual agreement on such adjustments.

5.4                                   Notwithstanding Section 5.3 above, ALMAC shall have the right at any time to adjust the price of the Products by giving [**] days written notice thereof, provided that such adjustment represents the true substantiated change in costs of the Services resulting from changes in Packaging Materials or Raw Materials, changes in the costs of any and all activities sub-contracted, or as a result of statutory changes or a change in the Manufacturing and Packaging Instructions or the Specifications which materially affect the Products or their cost. Following such notice from ALMAC, the charges set out in the Applicable Appendix shall be amended accordingly and the revised charges implemented.  Unless otherwise agreed in writing, any such adjustments shall apply to Product orders going forward and shall not affect orders made by Client prior to mutual agreement on such adjustments. For clarity, the Parties agree that Client’s obligation to bear cost increases in this Section 5.4 will be limited to those cost increases that relate solely to the production, packaging and storage of the Products; other costs (such as costs for changes relating to cGMP compliance or affecting other products generally) will be borne by ALMAC.

5.5                                   ALMAC shall submit invoices for the Products to the Client upon delivery of Products (including all paperwork reasonably required by Client in order to enable Product release by Client) against each Purchase Order, or part thereof, in accordance with Section 5.1 above.

5.6                                   ALMAC reserves the right to charge interest at a rate [**]% per annum above the then-current 1-Year LIBOR rate on all overdue accounts, such interest being deemed to accrue on a day to day basis from the due date for payment (both before and after judgment).

5.7                                   In the event that Client cancels the Services within [**] days of the date on which the Services were due to commence, ALMAC shall be entitled to charge the Client for any reasonable, substantiated costs arising as a result of such cancellation, including all fees for Services rendered to the effective date of termination, non-cancellable expenses and lost capacity, costs and expenses relating to the purchase of supplier materials or equipment, which cannot, with reasonable endeavours, be substituted with (an) alternative project(s). In any event, ALMAC shall use commercially reasonable efforts to minimize any such costs. ALMAC shall provide the Client with an invoice for its termination expenses and charges as soon as reasonably practicable following termination and winding-up of such work.

6.                                          MINIMUM ANNUAL REVENUE

6.1                              In addition to the obligations contained elsewhere in this Agreement, the Client shall, with effect from the release of the first commercial batch of Product (including validation batches if they are to be commercialised) and thereafter for the duration of this Agreement, in each Year of this Agreement, spend the Minimum Annual Revenue.

6.2                                   Notwithstanding the provisions of Section 6.1:

(a)                              in any Year of this Agreement the Client shall not be obligated to spend more than the Minimum Annual Revenue;

(b)                              the Minimum Annual Revenue may be amended by mutual agreement between the Parties in writing and the Applicable Appendix amended accordingly.

If the Client fails to place Purchase Orders for the Minimum Annual Revenue during a given Year, the Client shall pay to ALMAC an amount equal to the difference between the Minimum Annual Revenue and the actual revenue realised under this Agreement in that Year.

7.                                          AUDITS, INSPECTIONS AND REGULATORY PROCEDURES

7.1                                   Subject to the undertakings as to confidentiality in this Agreement and on reasonable prior written notice, ALMAC shall permit employees or authorised representatives of the Client on any Business Day to enter and inspect those areas of ALMAC’s Facility which directly relate to the manufacture and supply of the Products:

(a)                              to conduct an annual cGMP audit of ALMAC’s Facility;

(b)                              as the result of a quality complaint relating to the Products, to conduct a cGMP audit of ALMAC’s Facility;

(c)                               as the result of a quality complaint relating to the Products, to conduct an audit to observe and inspect operations and compliance with the Technical Agreement,

PROVIDED THAT the Client shall ensure that such employees and representatives are qualified and competent to conduct such audits and that those employees and representatives are bound by confidentiality obligations equivalent to those under this Agreement and with all regulations and reasonable instructions issued by ALMAC relating to the conduct of persons at ALMAC’s Facility. The Parties agree that such audits shall be conducted in a manner as to ensure minimum disruption to ALMAC’s normal business activities.

7.2                                   Either Party shall promptly notify the other Party of any regulatory inspections of ALMAC’s Facility by a Competent Authority of which it becomes aware in so far as such inspection relates to the Products.  ALMAC shall have primary responsibility for preparing any responses which may be required by the Competent Authority and the Client shall upon request of ALMAC use its best endeavours to support and assist ALMAC in preparing such responses.

7.3                                   If, pursuant to Section 7.2 above, an authorised agent of a Competent Authority visits or announces plans to visit ALMAC’s Facility where such visit may have a direct impact on the Products, ALMAC shall (subject to any obligations of confidentiality in favour of third parties):

(a)                              permit the Client (or its appointed nominee where the Client does not have appropriately qualified persons in its employ) to carry out an inspection of ALMAC’s Facility at the Client’s option in advance of the proposed visit and/or after the visit where this is reasonably possible;

(b)                              immediately after the visit (whether in connection with an inspection carried out by the Client pursuant to sub-Section 7.3(a) above or otherwise), provide to the Client such details of the results of the visit and details of any observations or recommendations made as shall be available where these observations are directly relevant to the Products or the place of the provision of the Services; and

(c)                               on receipt of any report relating to the visit, provide to the Client full details of any results together with details of any relevant observations or recommendations made, where such information impacts on ALMAC’s ability to perform the obligations under this Agreement.

7.4                                   If in accordance with this Section 7, ALMAC’s participation in any regulatory review which relates directly to the Products is significant in regard to use of personnel, time and/or expense, both Parties shall review costs associated with the participation and shall agree to a reasonable rate of compensation to be paid by the Client in advance of ALMAC’s participation in such review, it being understood that Client’s obligation to bear costs for such review will be limited to those costs that relate solely to the production of the Products; other costs (such as those relating to cGMP compliance or parts of a regulatory review affecting other products generally) will be borne by ALMAC.

7.5                               At least [**] days prior to Client filing any regulatory submissions to a Competent Authority which contains ALMAC generated data or provided information, Client shall provide ALMAC with a copy of any relevant documents incorporating such data or information to ALMAC for review.

8.                                          PRODUCT COMPLAINTS, RECALLS OR PRODUCT HOLDS

8.1                                   In the event that:

(a)                              any government authority issues a request, directive or order that the Products be recalled or held; or

(b)                              a court of competent jurisdiction orders such a recall or hold; or

(c)                               the Client determines after consultation with ALMAC that the Products should be recalled or held,

each Party shall provide all reasonable assistance to the other with respect to such recall or hold, and the Parties shall take all appropriate corrective actions.  In the event that such recall or hold results from any cause or event arising from the provision of the Services by ALMAC or other cause or event attributable to ALMAC, and except where ALMAC has acted in accordance with the Technical Agreement, the Manufacturing and Packaging Instructions, the Specifications or any other instructions given by the Client, ALMAC shall be responsible, subject to the provisions of Section 13.3, for all direct expenses of the recall or hold. In the event that such recall or hold results from any cause or event attributable to the Client, the Client shall be responsible for all direct expenses of the recall or hold. For the purposes of this Agreement, the direct expenses of the recall or hold shall include, without limitation, the expenses of providing replacement Product and notification and distribution or return of the recalled or held Product (as appropriate).

8.2                                   The Parties shall use all reasonable endeavours to mitigate costs incurred under Section 8.1 above, and will retain documentary evidence of all costs actually incurred so as to permit accurate assessment of the sums due from the Client/ALMAC (as appropriate) to the other pursuant to Section 8.1.

9.                                          CONFIDENTIALITY

9.1                                   All Confidential Information of ALMAC disclosed to Client and all Confidential Information of Client disclosed to ALMAC shall be held in confidence by the Receiving Party (as defined below) and not disclosed by the Receiving Party to any Third Party or used by the Receiving Party except to perform obligations under, exercise rights under, or enforce this Agreement.  Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to its Affiliates, employees, officers, directors, consultants and representatives who need to know such Confidential Information for the purpose of performing obligations under, exercising rights under, or enforcing this Agreement.  The Receiving Party agrees that it will be liable for any disclosure of Confidential Information by any Affiliate, employee, officer, director, consultant or representative of the Receiving Party that would constitute a breach of this Agreement if made by the Receiving Party.

9.2                                   If the Party receiving Confidential Information of the other Party (the “Receiving Party”) is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information of the other Party (the “Disclosing Party”) or needs to use Confidential Information of the Disclosing Party to enforce or protect the rights of the Receiving Party in any such proceeding, or is otherwise required to disclose such Confidential Information pursuant to applicable laws or regulations or the rules of any recognised stock exchange, the Receiving Party shall give the Disclosing Party prompt notice of such request, need, or requirement so that the Disclosing Party may seek an appropriate protective order.  The Receiving Party shall cooperate fully with the Disclosing Party in obtaining such an order.  If in the absence of a protective order the Receiving Party is nonetheless compelled to disclose Confidential Information of the Disclosing Party (or if the Receiving Party reasonably needs to present the Confidential Information in a proceeding to best enforce or protect its rights hereunder), the Receiving Party may make such disclosure without liability hereunder, provided that the Receiving Party gives the Disclosing Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon the Disclosing Party’s request and at its expense, the Receiving Party will use reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such Confidential Information.

9.3                                   The obligation set out in Section 9.1 shall not apply:

(a)                              where the information referred to in Section 9.1 is in the public domain as at the date of this Agreement or falls into the public domain hereafter other than by reason of disclosure of such information by the Receiving Party in breach of the terms of this Agreement;

(b)                              where such information was already known to the Receiving Party as of the date of disclosure by the Disclosing Party and had not been previously received by Receiving Party directly or indirectly from Disclosing Party, all , as evidenced by contemporaneous written records;

(c)                               where such information is subsequently disclosed to the Receiving Party, free of any obligations of confidence, by a Third Party having the right to disclose the same; and

(d)                              is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party, as evidenced by contemporaneous written records.

9.4                                   Each Party undertakes to the other that it shall keep the existence and nature of this Agreement confidential and not use this Agreement or the name of the other Party in any publicity, advertisement or other disclosure with regard to this Agreement without the prior written consent of the other Party, except as may be required by applicable laws or regulations or the rules of a recognized stock exchange.

9.5                                   Upon the expiration or prior termination of this Agreement each Party shall use all reasonable efforts to collect and return to the other Party or destroy any and all data, notes, records, reports, and other electronic or written information, including any and all copies that may have been made thereof, that contain Confidential Information received from the other Party.  ALMAC shall be entitled to keep one archival copy of Confidential Information provided by Client in ALMAC’s confidential files, solely for use in monitoring its compliance with the non-disclosure and non-use provisions herein.

10.                                   WARRANTIES

10.1                            Each Party represents and warrants to the other Party as of the Effective Date that (a) it is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, and has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder; and (b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

10.2                            ALMAC warrants only that (a) the Products supplied to the Client hereunder will have been manufactured, packaged, tested, and stored in accordance with Applicable Law (including cGMP), the Technical Agreement and the Manufacturing and Packaging Instructions; (b) the Products will at the time of delivery conform with the Specification and be free and clear of all liens, security interests or encumbrances; (c) the use of ALMAC Property (as defined in Section 11.3) to perform the Services do not and will not infringe the Intellectual Property Rights of any Third Party; and (d) it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b) . The remedies provided in sections 10.6 and 10.7 provide the sole and exclusive remedies of Client with respect to any failure to comply with subsections (a) and (b) of this warranty.

10.3                            All other warranties, express or implied including without limitations any implied warranty of merchantability or fitness for a particular purpose, are hereby disclaimed by ALMAC and excluded from these terms.

10.4                            The Client warrants that:

(a)                              Free Issue Materials supplied by the Client to ALMAC will, at the time of delivery, conform with the specifications during its shelf-life provided always that the Products are correctly transported, handled correctly and stored;

(b)                              the Free Issue Materials supplied to ALMAC hereunder will have been manufactured, packaged, handled, stored and tested in accordance with the terms of this Agreement and all appropriate legislation, rules and other requirements of the appropriate Competent Authority(ies) (including cGMP) in the EU that are in force from time to time during the term of this Agreement;

(c)                               it has authority to supply (and to authorise ALMAC to use in the manner contemplated by this Agreement) all specifications, instructions or information furnished by it to ALMAC and the performance of the Services based on such specifications, instructions or information or the use of Product by ALMAC as may be required to perform is obligations hereunder, does not and will not infringe the rights of any Third Party.

(d)                       Client represents and warrants that it will comply with all applicable import and export laws and regulations with respect to the provision of Free Issue Materials to ALMAC and subsequent shipments of Product under this Agreement.

10.5                            All other warranties, express or implied including without limitations any implied warranty of merchantability or fitness for a particular purpose, are hereby disclaimed by Client and excluded from these terms.

10.6                            The Client shall have the right to reject Product by notifying ALMAC in writing of any claim that any Products are damaged or defective or that any Products do not comply with the warranty in Section 10.2 above (in each case, a “Defective Product”): (i) in the case of a defect that is apparent upon normal visual inspection, within [**] days of receipt of such Products by Client; or, (ii) in the case of latent defects or non-conformities that are not reasonably discoverable by visual inspection or through review of the manufacturing documentation provided by ALMAC, by notifying ALMAC of the defect or non-conformity after such period (within [**] Business Days after Client becomes aware of such defect or non-conformity, but in no event after the expiry of the shelf-life of such Product).  In the event of any notification and rejection pursuant to the preceding sentence, ALMAC shall (subject to the supply of all Free Issue Materials to the extent that the Free Issue Materials cannot be reworked or re-used and associated Certificates of Analysis by the Client and provided that Client demonstrates that the Product has been shipped, stored and/or handled by the Client or any Third Party in accordance with the Specification and unless the cause of the notified problem has occurred post delivery and through no fault of ALMAC’s, or the notified problem is caused by faults in the Free Issue Materials, the Specification or the Manufacturing and Packaging Instructions

or other instructions or information provided by the Client), replace the Defective Products within [**] days, at no extra cost to the Client, and shall make arrangements with the Client for the return or destruction of such Defective Products.  ALMAC shall be liable to Client for the cost of any additional Free Issue Materials (to the extent that the Free Issue Materials cannot be reworked or re-used) required to be re-supplied by Client in order for ALMAC to replace the Defective Products to the extent that the Free Issue Materials are required to be re-supplied solely as a result of Almac’s gross negligence or willful misconduct, in which case Almac’s liability shall be limited to the total value of the applicable Purchase Order (excluding materials and pass through costs). If replacement is not possible, ALMAC shall refund to Client the portion of fees attributable to the Defective Product.  Where the fault for non-conformity lies with the Client in accordance with the provisions of this Section, the Client shall pay to ALMAC the invoice price for the Services and the Client will bear all costs associated with the rework and/or replacement of Defective Product by ALMAC.

10.7                            Should the Product be rejected pursuant to Section 10.6 above, and should ALMAC within [**] Business Days, after notice of such rejection, notify Client that is does not agree that there are grounds for such rejection, the Parties shall mutually agree upon a Third Party to test samples of such Product and to review records and test data and other relevant information developed by both Parties relating thereto to ascertain whether the affected unit(s) of Product are Defective Product.  The findings of such Third Party shall be binding on both Parties.  If the Product is found not to be Defective Product, the Client shall pay the costs of such tests and shall be deemed to have accepted the applicable Product and the Client shall pay to ALMAC the invoice price for the Product.  If the Product is found to be Defective Product, ALMAC shall pay the costs of such tests and shall provide replacement Product in accordance with the provisions of Section 10.6.

11.                                   INTELLECTUAL PROPERTY

11.1                            Nothing in this Agreement shall affect, or grant any right to any Intellectual Property Rights owned by the Parties prior to the commencement of this Agreement.

11.2                            All Intellectual Property Rights which may arise in any documents, drawings, items, designs, processes, software or any other thing developed or produced by ALMAC or any of its employees or agents (whether in conjunction with the Client’s employees or agents or not) in performance of this Agreement shall vest in Client, unless otherwise agreed in writing between the Parties.

11.3                            Notwithstanding anything to the contrary contained herein, Client acknowledges that ALMAC and its professional staff currently possess certain inventions, processes, know-how, trade secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, clinical trial management analyses, analytical methods, procedures and techniques, computer technical expertise and proprietary software, and technical and conceptual expertise in the area of manufacture, packaging and supplying products, all of which have been developed independently by ALMAC without the benefit of any information provided by Client (collectively, “ALMAC Property”).  Client agrees that any ALMAC Property which is used, improved, modified or developed by ALMAC during the term of this Agreement shall be and remain the sole and exclusive property of ALMAC.

11.4                            The Client shall be responsible for obtaining all necessary consents in respect of the use of any Third Party Intellectual Property Rights necessary for manufacturing or commercialization of the Products.  Where any royalties or other sums are payable to any Third Party in respect of the use of any such Intellectual Property Rights, such sums shall be paid by the Client unless otherwise specified.

11.5                            No warranty is given by ALMAC that the Products do not infringe the Intellectual Property Rights of any Third Party and ALMAC shall not be liable for any liability, loss, costs, expenses or proceedings whatsoever and howsoever arising because of any such infringement.

12.                                   INDEMNIFICATION

12.1                            Client agrees to indemnify ALMAC, its Affiliates, and their respective employees, agents, officers and directors from any and all Losses arising due to Third Party claims resulting from any of the following:

(a)                       the infringement of a Third Party’s intellectual property rights, to the extent arising due to ALMAC’s use of any Free Issue Materials or information or instructions provided by Client;

(b)                       the use, sale, distribution or marketing of Product by Client including any personal injury to any person; and

(c)                        the violation by Client of any Applicable Law.

12.2                                 ALMAC agrees to indemnify Client, its Affiliates, and their respective employees, agents, officers and directors from any and all Losses arising due to Third Party claims resulting from any of the following:

(a)                       personal injury to any person arising as a result of ALMAC’s negligence or intentional misconduct in performing the Services;

(b)                       ALMAC’s material breach of any term of this Agreement (including the warranty set forth in Section 10.1); and

(c)                        the violation of any Applicable Law.

12.3                                 In this Section the term “Losses” shall mean (i) all final damages and costs awarded against any of the indemnitees and/or any settlement payments incurred by any of the indemnitees; (ii) reasonable legal fees in the case of litigation or arbitration (including negotiation of any settlement); and (iii) out-of-pocket expenses reasonably incurred by the indemnitees in connection with the investigation, settlement, or defense of the claims.

12.4                            Notwithstanding the foregoing, each Party’s obligation of indemnification in this Section 12 shall be reduced to the extent that the Third Party claim arises from, is based on, or results from acts of negligence, willful misconduct or breach of this Agreement by the Party seeking indemnification.

12.5                                 The indemnification obligations of ALMAC and Client, as the case may be, shall only apply if: (i) the Party seeking indemnification (the “Indemnified Party”) promptly notifies the other Party (the “Indemnifying Party”) in writing of any Third Party claim, indicating the nature of the claim and the basis thereof; (ii) the Indemnified Party refrains from making any admission of liability or any attempt to settle any such Third Party claim without the Indemnifying Party’s consent; (iii) the Indemnifying Party is permitted to manage and control the defense of such Third Party claim; and (iv) the Indemnified Party reasonably cooperates with the Indemnifying Party in the defense of any such Third Party claim.

12.6                                 The Indemnified Party may be represented by its own legal counsel in respect of any Third Party claim, at its own expense.

12.7                                 The Indemnifying Party may not settle any Third Party claim without the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.  Neither Party will admit fault on behalf of the other Party without the written approval of such other Party.  In the event that the Indemnified Party rejects a settlement of a specific amount, the Indemnified Party shall be liable for all losses awarded to the Third Party in excess of such amount.

12.8                                 Nothing in this Section 12 shall be deemed to restrict or limit the Indemnified Party’s general obligation at law to mitigate a loss which it may suffer or incur as a result of a matter that may give rise to a claim hereunder.

13.                                   LIMITATION OF LIABILITY

13.1                            Nothing in this Section 13 shall be deemed to exclude or limit the liability of either Party for any form of liability that may not be excluded or limited by law.

13.2                            Neither Party nor its Affiliates and their respective officers, directors, employees, agents and representatives shall be liable to the other or its Affiliates and their respective officers, directors, employees, agents and representatives whether in contract, tort, (including negligence) or for breach of statutory duty or misrepresentation, or otherwise, for any:

(a)                              loss of profits;

(b)                              increased production costs or cost of substitute services;

(c)                               loss of contracts or opportunity;

(d)                              indirect, special, incidental or consequential damages

suffered by any person under or in connection with this Agreement.

13.3                            Except with respect to Claims for (a) wilful intent, (b) gross negligence, (c) personal injury, including culpable injury to life, body, or health, (d) breach of confidentiality obligations under Section 9 (Confidentiality) and (e) breach of intellectual property obligations under Section 11 (Intellectual Property) which in each case shall be limited as set forth in Section 13.4 (below), the total aggregate liability of ALMAC and its Affiliates and their respective officers, directors, employees, agents and representatives for Claims arising under or in connection with this Agreement (including, for the avoidance of doubt, Losses arising pursuant to Section 12) shall not exceed [**].

13.4                                 The total aggregate liability of ALMAC and its Affiliates and their respective officers, directors, employees, agents and representatives with respect to Claims for (a) wilful intent, (b) gross negligence, (c) personal injury, including culpable injury to life, body, or health, (d) breach of confidentiality obligations under Section 9 (Confidentiality) and (e) breach of intellectual property obligations under Section 11 (Intellectual Property) shall be limited to damages not to exceed [**].

13.5                                    The limitations of liability set forth in this Section 13 shall not apply to the extent a party has insurance coverage for such claims, losses or damages, which exceeds such maximum liability.

14.                                   INSURANCE

14.1                            Each Party shall maintain at its own cost during the term of this Agreement and for the anticipated life of any Products supplied by ALMAC hereunder insurance with an insurer of repute as follows:

(a)                              Public Liability Insurance for a sum assured of not less that £[**] English pounds);

(b)                              Product Liability Insurance for a sum assured not less than £[**] English pounds).

14.2                            Upon the request of either Party from time to time a Party shall provide reasonable evidence of the currency of the insurances required under Section 14.1 by submitting a copy of the original insurance certificate.

15.                                   TERM AND TERMINATION

15.1                            Subject to earlier termination as provided for in Sections 15.2 and 15.3 below, this Agreement shall commence on the Effective Date and shall remain in force for a period of five (5) years from that date and shall continue thereafter unless or until terminated by either Party giving not less than twenty-four (24) months’ written notice to terminate to the other Party expiring on or at any time after the expiry of the initial five (5) year term.

15.2                            In the event that either Party:

(a)                                suffers the appointment of a receiver or administrator over any part of its property or the presentation of a winding-up or passes a resolution for its winding-up except for amalgamation or reconstruction;

(b)                           enters into any composition or arrangement with its creditors or becomes insolvent;

(c)                               commits any material breach of this Agreement that is not reasonably capable of being remedied;

(d)                              commits any material breach of this Agreement and fails to remedy such breach within [**] days of receipt of written notice from the other Party requiring it to remedy the breach, this Agreement may be terminated forthwith by the other Party upon written notice.

15.3                            This Agreement may terminate at any time with the written agreement of both Parties.

15.4                            Either Party shall have the right to terminate this Agreement without cause on twenty-four (24) months’ written notice to the other Party.

15.5                            Termination of this Agreement or any Appendix for any reason will be without prejudice to the rights and obligations of the Parties accruing up to and including the date of such termination.  For the avoidance of doubt Client shall pay ALMAC all fees for Services rendered to the effective date of termination in accordance with this Agreement where there is any termination event referred to in this Section 15.  All warranties and other provisions contained in Sections 7, 8, 9, 11, 12, 13, 14, 15, 16, and 17, will survive termination of this Agreement.  Further, after any termination or expiration of this Agreement, this Agreement shall remain in full force and effect with respect to any outstanding Services described on any Appendices hereto, that are not completed as of the effective date of termination or expiration of this Agreement, unless such Services are specifically cancelled by written consent of both Parties.

15.6                            In the event of termination of this Agreement due to a breach of this Agreement by ALMAC (but not otherwise), the Client shall have the right, but not the obligation to:

(a)                              purchase from ALMAC some or all usable stocks of Products, Raw Materials, components and in-process materials at the contract price in the case of Products and otherwise at the cost price paid by ALMAC; and

(b)                              demand the return of all stocks of Free Issue Materials held by ALMAC.

15.7                            In the event of termination of this Agreement (other than as a result of the negligence, wilful default or other breach of the agreement by ALMAC), the Client shall be obliged to:

(a)                              purchase all usable stocks of Products, Raw Materials, components and in-process materials at the contract price in the case of Products and otherwise at the cost price paid by ALMAC solely to the extent the foregoing were manufactured (in the case of Products) or procured (in the case of the rest) in line with requirements of a Rolling Forecast; and

(b)                           accept, at the Client’s cost, return of all stocks of Free Issue Materials held by ALMAC.

15.8                                 In addition, in the event of termination due to Client’s default and at the date of termination Client has not ordered the Minimum Annual Revenue pursuant to Section 6, calculated on a pro-rata basis as of the date of termination (i.e., based on the portion of then-current Year that has transpired as of such date),  then it shall compensate ALMAC for an amount equal to the remaining unpaid portion of such pro-rata Minimum Annual Revenue.  In the case of termination for any other reason, no further payments shall be owed by Client to ALMAC with respect to the Minimum Annual Revenue obligations in Section 6, regardless of which such obligations have been met at the time of termination.

15.9                                    In the event of termination of this Agreement for any reason, ALMAC will upon Client’s request, and for a period of no more than [**] months, provide reasonable assistance in transferring manufacturing of Products to a facility owned by Client or a Third Party selected by Client.  The cost of such assistance shall be borne by Client, unless the Agreement has been terminated by Client under Section 15.2, in which case, the cost of such assistance shall be discussed in good faith by the Parties.

16.                                   FORCE MAJEURE

16.1                            Both Parties shall be released from their respective obligations under this Agreement if national emergency, war, prohibitive governmental regulation, or any other cause beyond the reasonable control of the parties or either of them renders the performance of this Agreement impossible; provided, however, ALMAC will use all reasonable endeavours to mitigate the effects of the force majeure on its performance and delivery of the Products.

17.                                   GENERAL

17.1                            Without the prior written consent of the other Party, neither Party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder except to an Affiliate or a successor to its business that assumes all obligations of the assignor hereunder in connection with the transfer or sale of all or substantially all of its assets, corporate reorganization, or its merger or consolidation with or into any other entity, provided that no such assignment shall release the assignor from its obligations without the consent of the other Party hereto.

17.2                            The illegality, invalidity or unenforceability of any term, Section or provision of this Agreement in any jurisdiction shall not affect the legality, validity or enforceability in that jurisdiction of any other term, Section or provision of this Agreement or the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.  If such illegality, invalidity, or unenforceability of a term of this Agreement materially alters the intended economic benefits or burdens of this Agreement, the Parties shall use commercially reasonable efforts to replace the illegal, invalid, or unenforceable provision(s) with legal, valid and enforceable provision(s) that, insofar as practical, implement the the original intent of the Parties hereto.

17.3                            No delay, neglect or forbearance by a Party in enforcing its rights under this Agreement shall be a waiver of or prejudice enforcement of those rights, or operate as, or be construed as, a waiver of those rights under similar or other circumstances in the future.

17.4                            No purported variation of this Agreement shall take effect unless made in writing and signed by an authorized representative of each Party.  Either Party may propose variations to the Specifications and Services as a result of change in the market conditions or compliance with any enactment by at least one month’s written notice.  The Agreement of each Party to such variation is not to be unreasonably withheld or delayed (provided that ALMAC shall not be required in any circumstance to agree to any such variation that materially increases its costs or burdens of providing the Services) and, when agreed, such variations shall be incorporated in this Agreement by written memorandum or note signed by, or on behalf of, each Party.

17.5                            This Agreement shall be governed by and construed in accordance with laws of England & Wales and all disputes arising in connection with this Agreement shall be submitted to the jurisdiction of the English courts.  Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

17.6                            This Agreement, including all Appendices hereto, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, agreements or undertakings other than those expressly set forth herein.  Any terms or conditions in any previous or subsequent purchase or service order of Client or otherwise shall be void and the terms and conditions of this Agreement shall govern and control.  Any previous master services agreements between Client and ALMAC shall be superceded by the terms and conditions of this Agreement and this Agreement shall govern and control in place of any previous master services agreements.  The recitals are incorporated herein and made a part of this Agreement.  In the event that there is any conflict between the terms and conditions of this Agreement and the Technical Agreement, the terms of this Agreement shall prevail unless otherwise agreed to by both Parties in writing.

17.7                            A person who is not a party to this Agreement shall not have any rights under or in connection with it.

17.8                            Notices shall be given as follows:

(a)                                All communications provided for in this Agreement shall be deemed duly given (subject to Section 17.8(b) below) if sent by first class mail, postage prepaid, overnight courier service or facsimile to the address and facsimile number of the respective Parties as set forth below or such other address of which that Party may from time to time notify the other in writing.  If sent by facsimile, such communication shall be deemed given when the transmission is completed if the sender has a confirmed transmission report.  If a confirmed transmission report does not exist, then the communication will be deemed given when it is actually received by the Party to whom it is sent.  If such communication or payment is delivered by overnight courier, it shall be deemed given when it has been signed for.  If delivered by first class mail, it shall be deemed given three (3) business days after being mailed.

To ALMAC:	Almac Pharma Services Limited
20 Seagoe Industrial Estate
Craigavon
BT63 5QD
United Kingdom
Attn: [**]
Fax: [**]

To Client:	Nabriva Therapeutics Ireland DAC
25-28 North Wall Quay
Dublin 1
Ireland
Attention: [**]
Email address: [**]

with a copy to:

Nabriva Therapeutics AG
Leberstrasse 20
A-1110 Vienna
Austria
Attn.: [**]
Email address: [**]
Fax: [**]

(b)                                All original investigation documents and legal notices as well as a copy of all notices required to be given under this Agreement shall be in writing and sent by certified mail, return receipt requested, or overnight courier to the address provided in Section 17.8(a), to the attention of “LEGAL COUNSEL”.  Such notices shall be effective on receipt.

17.9                            This Agreement may be executed via facsimile or “.pdf” file and in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

SIGNED by:	/s/ Colin Hayburn	Date:	26 July 2017
Name: Colin Hayburn
Title: Director
for and on behalf of ALMAC PHARMA SERVICES LIMITED

SIGNED by:	/s/ Colin Broom	Date:	7 August 2017
Name: Colin Broom
Title: Chief Executive Officer
for and on behalf of NABRIVA THERAPEUTICS IRELAND DAC

SCHEDULE 1

PROFORMA PROPOSAL/PROFORMA INVOICE

SCHEDULE 2

MINIMUM ANNUAL REVENUE

The Minimum Annual Revenue shall be £[**] per annum following regulatory approval of the Product unless otherwise agreed in writing by the Parties.